Exhibit 99.3

IDC 5 Speen Street Framingham, MA 01701 (508) 872-8200 www.idc.com

Disclosure Form

IDC grants Seagate Technology Holdings and Seagate Technology HDD Holdings permission to disclose the following information in registration statements filed under the Security Act of 1933, as amended:

“According to IDC, we are the largest manufacturer of rigid disc drives in terms of unit shipments, with a 28.3% market share for the six months ended June 30, 2002 and a 23.5% market share for calendar year 2001.”

“According to IDC, our share of unit shipments of enterprise drives in the six months ended June 30, 2002 reached 58.0% compared to 46.9% for calendar year 2001. In the personal storage sector, our share of unit shipments for the six months ended June 30, 2002 reached 31.0%, compared to 25.5% for calendar year 2001.”

It is understood by IDC, Seagate Technology Holdings, and Seagate Technology HDD Holdings that the information will not be sold.

It is further understood that IDC will be credited as the source of publication. The original date of publication of the above-referenced data was July 2002.

/S/ DENNIS PHILBIN	8/2/02

Dennis Philbin Senior Vice-President IDC	Date